Exhibit 99.2

Item 6.         Selected Financial Data

The following selected financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 8, “Financial Statements and Supplementary Data” of this Form 8-K.

The Partnership closed its IPO on July 2, 2012. Equitrans is a Pennsylvania limited partnership and the predecessor for accounting purposes of the Partnership. For periods prior to the IPO, the following selected financial data reflect the assets, liabilities and results of operations of Equitrans presented on a carve-out basis excluding the financial position and results of operations of the Big Sandy Pipeline. Prior to July 2011, Equitrans owned an approximately 70 mile Federal Energy Regulatory Commission-regulated transmission pipeline located in eastern Kentucky (Big Sandy Pipeline). Equitrans has no continuing operations in Kentucky or retained interest in the Big Sandy Pipeline. For periods beginning at or following the IPO, the selected financial data reflect the assets, liabilities and results of operations of the Partnership and its consolidated subsidiaries. Additionally, as discussed below, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise, which was merged into the Partnership on July 22, 2013, Jupiter, which was acquired on May 7, 2014, and NWV Gathering, which was acquired on March 17, 2015 as these acquisitions were transactions between entities under common control. The selected financial data covering periods prior to the closing of the IPO, prior to the Sunrise Merger, prior to the Jupiter Acquisition and prior to the NWV Gathering Acquisition may not necessarily be indicative of the actual results of operations had Equitrans, Sunrise, Jupiter and NWV Gathering been operated together during those periods.

	As of and for the years ended December 31,
	2014	2013	2012	2011	2010
Combined Statements of Operations		(Thousands, except per share amounts)
Operating revenues	$476,547	$354,001	$236,293	$169,759	$123,456
Operating income	326,712	244,794	150,600	101,058	65,020
Net income	$266,500	$189,791	$110,216	$61,389	$36,161
Net income per limited partner unit (a):
Basic	$3.53	$2.47	$1.03	N/A	N/A
Diluted	3.52	2.46	1.03	N/A	N/A
Cash distributions paid per limited partner unit	$2.02	$1.55	$0.35	N/A	N/A

Combined Balance Sheets
Total assets	$1,822,819	$1,351,940	$999,914	$713,708	$546,719
Long-term debt	492,633	—	—	135,235	135,235
Long-term lease obligation	$143,828	$133,733	$—	$—	$—

(a)       Net income attributable to periods prior to the IPO, net income attributable to Sunrise for periods prior to July 22, 2013, net income attributable to Jupiter for periods prior to May 7, 2014 and net income attributable to NWV Gathering for periods prior to March 17, 2015 are not allocated to the limited partners for purposes of calculating net income per limited partner unit. See Note 1 to the Combined Financial Statements included in Item 8 of this Form 8-K for further discussion.

1